SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          ---------------------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                                 Final Amendment

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                             ACT Manufacturing Inc.
                             ----------------------
                                (Name of Issuer)



                                  Common Stock
                                  ------------
                         (Title of Class of Securities)



                                    000973107
                                    ---------
                                 (CUSIP Number)



                                  July 31, 2001
       ------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|  Rule 13d-1(b)
      |_|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                           ---------------------------


                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No.  000973107                                          Page 2 of 6 Pages
-------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gilder, Gagnon, Howe & Co. LLC
       13-3174112
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


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4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
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       NUMBER                 5)     SOLE VOTING POWER
       OF                            None
       SHARES            -------------------------------------------------------
       BENEFICIALLY           6)     SHARED VOTING POWER
       OWNED BY                      None
       EACH              -------------------------------------------------------
       REPORTING              7)     SOLE DISPOSITIVE POWER
       PERSON                        None
       WITH              -------------------------------------------------------
                              8)     SHARED DISPOSITIVE POWER
                                     15,000
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       15,000
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10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


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11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.1%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       BD
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).  Name of Issuer:

ACT Manufacturing Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

2 Cabot Road
Hudson, MA  01749

Item 2(a).  Name of Person Filing:

Gilder, Gagnon, Howe & Co. LLC

Item 2(b).  Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c).  Citizenship:

New York

Item 2(d).  Title of Class of Securities:

Common Stock

Item 2(e).  CUSIP Number:

000973107

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   [x]   Broker or Dealer  Registered Under Section 15 of the Act
                        (15 U.S.C. 78o)

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c)

            (c)   |_|   Insurance  Company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c)

            (d)   |_|   Investment  Company  registered  under  section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|   Investment     Adviser     in     accordance     withss.
                        240.13d-1(b)(1)(ii)(E)

            (f)   |_|   Employee  benefit plan or endowment  fund in  accordance
                        withss.240.13d-1(b)(1)(ii)(F)

            (g)   |_|   Parent  Holding  Company or control person in accordance
                        withss.240.13d-1(b)(ii)(G)

            (h)   |_|   Savings  Association as defined inss.3(b) of the Federal
                        Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|   Church plan that is excluded  from the  definition of an
                        investment  company under  ss.3(c)(15) of the Investment
                        Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|   Group, in accordance withss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a)         Amount beneficially owned:  15,000

            (b)         Percent of class:  0.1%

            (c)         Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: None

                  (ii)     Shared power to vote or to direct the vote: None

                  (iii) Sole power to dispose or to direct the disposition of: None

                  (iv) Shared power to dispose or to direct the disposition of: 15,000

Item 5.     Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

None

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.     Identification and Classification of Members of the Group.

Not applicable

Item 9.     Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                      August 10, 2001
                                    --------------------------------------
                                        Date


                                      /s/ Walter Weadock
                                    ----------------------------------------
                                        Signature


                                      Walter Weadock, Member
                                    -------------------------------------
                                        Name/Title